Exhibit 10.1

CALM SEAS CAPITAL, LLC
377 S. NEVADA ST.
CARSON CITY, NEVADA 89703

June 28, 2011

Kim Thompson, CEO

Kraig Biocraft Laboratories, Inc.
120 N. Washington Square, Suite 805
Lansing, MI 48933

In Re: Proposed Equity Line Transaction - Term Sheet Dear Mr. Thompson:

This Letter is to serve as a binding Memorandum of Understanding for an Equity Line transaction by Calm Seas Capital, LLC (“Investor”) and Kraig Biocraft Laboratories, Inc. (the “Company”) in accordance with the terms and conditions on the attached Term Sheet, which is hereby incorporated herein by reference. You will note that the Term Sheet contains certain covenants by, and limitations upon, you, as the Company’s primary officer. If this transaction is acceptable to the Company, please so indicate by signing and dating where indicated below and returning this Letter MOU to us. In addition, please initial each of the pages of the attached Term Sheet and return it to us with the accepted Letter MOU.

Yours truly,
CALM SEAS CAPITAL, LLC

By:

AGREEMENT and ACCEPTANCE

The foregoing Letter MOU together with the attached and incorporated Term Sheet is approved as of this 28th day of June, 2011:

KRAIG BIOCRAFT LABORATORIES, INC.

By:
Kim Thompson, CEO

TERM SHEET
(June 28, 2011)

Issuer:	Kraig Biocraft Laboratories, Inc. (KBLB)
Offering:	Up to $1,500,000 in shares of Common Stock.
Investor:	Calm Seas Capital, LLC.

Execution Date	The Execution Date is the date on which the acceptance of this Term Sheet for the Equity Line of Credit is signed by both the Company and the Investor.

Structure	Equity Line of Credit, with monthly puts (one per month) against the Commitment Amount (as defined below), during the “Term”.

Use of Proceeds	Working capital, as agreed by the parties.

Term	The Term shall be that period commencing with the Effective Date and ending on the earlier of (a) the drawing down of the entire Commitment Amount or (b) that date 24 months after the Effective Date (as defined below) (the “Term”).

Commitment Amount	The Investor shall commit to purchase up to $1,500,000 of the Company’s Common Stock over the course of no more than 24 months (the “Commitment Period”) after the date a registration statement for the resale of the Common Stock has been declared effective (the “Effective Date”) by the U.S. Securities and Exchange Commission (“SEC”)

First Put	The Company may issue its first “Put Notice” during the first 5 business days of the month succeeding the month in which the Effective Date occurs.

Calculation of Put Amount	Prior to the end of each calendar month, the Company shall determine its working capital needs and, subject to the Put Ceiling and Put Floor, by the fifth business day of the following month shall deliver to Investor a “Put Notice” for the necessary amount; the date of delivery of the Put Notice shall be the “Put Date”

Put Ceiling	The maximum amount which the Company shall be entitled to request by each Put shall be the lesser of (a) $100,000 or (b) 200% of the average daily volume (“ADV”) multiplied by the average of the daily closing prices for the ten (10) trading days immediately preceding the Put Date. The ADV shall be computed using the 10 trading days prior to the Put Date.

Put Floor	The Company shall automatically withdraw that portion of the Put Notice amount if the Market Price with respect to that put does not meet the Minimum Acceptable Price, which is defined as 75% of the average closing “bid” price for the Common Stock for the 10 trading days prior to the Put Date.

Put by Mutual Agreement	Notwithstanding the ceiling for each Put, as described above, at any time either as a part of a monthly Put or as an additional Put(s) during a month, the Company may request permission to request funds in excess of the Put Ceiling for such month and may deliver to Investor a Put or Puts in excess of the Put Ceiling, which Put or Puts Investor may fund, in its/their sole discretion, subject to the terms and conditions herein applicable to the monthly Puts.

Pricing Period	The five (5) consecutive trading days immediately after the Put Date.

Market Price	The lowest closing “bid” price of the Common Stock during the Pricing Period.

Purchase Price	The purchase price shall be eighty percent (80%) of the Market Price.

Put Closing Date	Seven (7) business days after the Put Date; the Investor shall make the investment required by the Put Notice, subject to the Put Ceiling. Payments of the Puts shall be made by wire transfer.

Registration Statement	The Investor will work with the Company to have a registration statement covering the Common Stock (or a portion thereof if there is a Rule 415 cutback - see below) prepared and filed by the Company’s corporate counsel, at the Company’s expense, within 75 days after the Execution Date. Such Registration Statement shall be prosecuted with all due speed to be declared effective within 120 days after the Effective Date.

Expenses	The Investor agrees to pay all expenses related to the preparation of the final documents to be signed on the Execution Date and the Company shall pay all expenses related to the filing and prosecution of the Registration Statement. The Company will select counsel of its choice to prepare the Registration Statement.

Commitment Fee	Waived.

Rule 415 Cutback	In the event that the SEC objects to the number of shares proposed to be registered, the Company shall use its best efforts to register the maximum number of shares permissible by the SEC to retain the status of the offering as a secondary offering under SEC Rule 415.

Equity Issuance Restriction	The Company agrees not to issue any equity or equity equivalents (exercisable or convertible into equity securities), including those on Form S-8, (other than those hereunder) in an amount which would exceed 5% of the Company’s issued and outstanding shares without the prior written consent of the Investor. This Equity Issuance Restriction will remain in effect until the earlier of (a) thirty (30) days after the issuance to Investor of all registered Common Stock, (b) thirteen (13) months after the effective date of the Registration Statement, or (c) the termination of this Equity Line of Credit.

Right of First Offer	If the Company has a bona fide proposal to sell, or offers to sell, any New Security (as hereinafter defined) to any third party, the Company shall first offer such New Securities to the Investor (the “Offer Notice”). The Offer Notice shall be in writing and set forth all of the material terms of the offer of New Securities. The Investor shall have 10 business days from the date on which the Company delivers written Offer Notice to elect, in its sole discretion, to purchase some or all of the New Securities. The Company shall not offer or sell any New Securities until after such 10 business day period has expired. For the purposes of this letter agreement, “New Security” shall mean any equity securities of the Company, whether or not such equity securities is currently authorized, as well as any rights, options, or warrants to purchase such equity securities, and any securities of any type whatsoever that is, or may become, convertible or exchangeable into or exercisable for such equity securities.

Covenants	1. During the Term, the Company shall maintain the effectiveness of the Registration Statement.
2. During the Term, the Company shall maintain its status as a FULLY REPORTING SEC Public Company trading on the OTCBB and or the OTCQB and or AMEX and or NASDAQ.
3. During the Term, the Company shall timely file all required SEC reports.
4. The Company shall maintain a contractual relationship for the performance of financial public relations services for a period of 36 months from the effective date, with the extent of the costs of such services to be proportional to the size and growth of the Company.

Exclusivity	From the date of the execution of this Term Sheet until the Effective Date, the Company shall not pursue any other transaction of the nature contemplated herein with any other person unless and until good faith negotiations with the Investor have been terminated.